Exhibit 10.20

                    1998 NON-QUALIFIED STOCK OPTION AGREEMENT

     Agribrands International, Inc. (the "Company"), effective September 25, 1998, grants this Non-Qualified Stock Option to ____________ ("Optionee") to purchase a total of 5,000 shares of its $.01 par value Common Stock (the "Common Stock") at a price of $21.69 per share pursuant to the Agribrands International, Inc. Incentive Stock Plan (the "Plan"). Subject to the provisions of the Plan and the following terms, Optionee may exercise this option as set forth below by tendering to the Company written notice of exercise together with the purchase price in either cash, or in shares of Common Stock of the Company at their fair market value as determined by the Company's Board of Directors (the "Board"), or in both cash and such shares.

     NOW THEREFORE, the Company and Optionee agree, for and in consideration of the terms hereof, as follows:

1. Normal Exercise. This Option becomes exercisable on September 25, 2007, and remains exercisable through September 24, 2008, unless Optionee is no longer a continuously serving member of the Board, in which case the Option is exercisable only in accordance with the provisions of Section 2 below.

2. Exercise After Certain Events. Upon the occurrence of any of the events described below, this Option shall become exercisable in full on the date of such event and shall remain exercisable for the periods set forth below, but, in any event, not later than September 24, 2008. Thereafter, the unexercised portion of this Option is forfeited and may not be exercised.

     a. Optionee's retirement from the Board, following expiration of term without re-election to a subsequent term (exercisable for three years).

     b.   Optionee's   retirement  or  resignation  from  the  Board,  prior  to
          expiration of any term (other than due to Change of Control) (exercisable for one year).

     c. Optionee's removal or resignation due to declaration of disability (exercisable for three years).

     d. Optionee's death by beneficiary in accordance with Section V of the Plan (exercisable for three years).

     e.   Change of Control of the Company (exercisable for six months).

3. Forfeiture. Notwithstanding anything to the contrary contained in the Plan, this Option is subject to forfeiture if Optionee renders services to a competitor or is removed from his position as a Director for cause in accordance with the Company's Articles and Bylaws and the corporation laws of the State of Missouri or if Optionee fails to exercise this Option within the appropriate period set forth in Section 1, but shall not be subject to forfeiture for any other reason. Following forfeiture, no portion of this Option may be exercised.


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4.   Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Non-Qualified Stock Option, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or unenforceable in any respect. If any provision of this Option is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

5. Adjustments. Upon any extraordinary dividend, stock split, stock dividend, issuance of any targeted stock, recapitalization, warrant or rights issuance or combination, exchange or reclassification with respect to any outstanding class or series of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the Committee shall cause appropriate adjustments to be made to the terms of this Award.


ACKNOWLEDGED                                   AGRIBRANDS INTERNATIONAL, INC.
AND ACCEPTED:


___________________________                    BY:  ____________________________
Optionee                                            David R. Wenzel
                                                    Chief Financial Officer
___________________________
Date